Exhibit 4.38

[Note: Translation from the original agreement written in Chinese]

Execution Copy

Fifth Amended and Restated Loan Agreement

The Fifth Amended and Restated Loan Agreement is executed on July 6th, 2011 by the following parties.

eLong, Inc. (hereinafter “Party A”)

Legal Address: 4th Floor, Hutchence David Century Garden, George Town, Grand

Cayman, Cayman Islands

Guangfu Cui (hereinafter “Party B”)

Residence: No.1, XiangHongqi Street, Haidian District, Beijing

ID No.: 110108196902010857

Jason Xie (hereinafter “Party C”)

Residence: No. 68, Court 600 Yingkou Street, Yangpu District, Shanghai

ID No.: 320621197612080517

Whereas:

1.	Party A is a company registered in Cayman Islands; Party B and Party C are the citizens of the People’s Republic of China. Party B holds 87.5% equity interest in Beijing eLong Information Technology Co., Ltd. (hereinafter “Beijing eLong”). eLongNet Information Technology (Beijing) Co., Ltd. (hereinafter “eLongNet Technology”)is a wholly foreign owned enterprise registered and validly existing under the laws of PRC, and is a wholly owned company of Party A.

2.	Party A, Party B, and Jack Wang, who held 12.5% equity interest in Beijing eLong, signed an Fourth amended and restated loan agreement on June 11th, 2010. Under the foresaid loan agreement, Party A provided Party B and Jack Wang with a loan totaling RMB16,000,000, of which 14,000, 000 was to Party B, and RMB 2,000,000 to Jack Wang.

3.	According to the Share and Debt Transfer Agreement signed between Party A, Party B, Party C and Jack Wang on July 6th, 2011, Jack Wang assigned to Party C his entire 12.5% equity interest of Beijing eLong and the entire credit-debt relationship with Beijing Information incurred from the foresaid equity interest.

4.	To reflect the entire credit-debt relationship between Party C and Beijing eLong, Party A, Party B and Party C hereby make this amendment and restatement to the Fourth Amended and Restated Loan Agreement dated June 11th, 2010.

NOW THEREFORE, Party A, Party B and Party C through friendly negotiations hereby agree to and abide by this agreement (hereafter referred to as this “Agreement”) as follows:

1.	Party A agrees to provide Party B and Party C with a loan totaling RMB16,000,000, of which RMB14,000,000 is to Party B and RMB 2,000,000 to Party C, in accordance with the terms and conditions under the Agreement.

2.	Party B and Party C agree that such loan shall be used only as registered capital of Beijing eLong or to be invested in Beijing eLong in other forms. The loan shall not be used for any other purpose without written consent of Party A.

3.	The preconditions of the loan provided by Party A to Party B and Party C:

(1)	Party B, Party C and eLongNet Technology have formally executed an Equity Interest Pledge Agreement, according to which Party B and Party C agree to pledge all their equity interests in Beijing eLong to eLongNet Technology.

(2)	Party A, Party B and Party C have executed an Exclusive Purchase Right Agreement, according to which Party B and Party C grant Party A an right to purchase all or part of equity interest in Beijing eLong to the extend permitted by laws of PRC.

(3)	The above-mentioned Equity Interest Pledge Agreement and Exclusive Purchase Right Agreement are in full effect, and neither party is in breach of the foresaid agreements. In addition, all relevant filing procedures, approval, authorization, registration and governmental proceedings (if needed) have been obtained or completed.

(4)	The representations and warranties of Party B and Party C under Section 9 are true, complete, correct and not-misleading.

(5)	Party B and Party C have not breached any of their commitments under Section 10 and Section 11 of this Agreement. There is no existing or foreseeable event that may affect Party B and Party C’s performance of the obligations hereunder.

4.	Party A, Party B and Party C hereby agree and confirm that, as permitted by Chinese laws and within the scope allowed by Chinese law, Party A has the right but not the obligation to buy or designate other persons (legal person or natural person) to purchase all or partial equity interests of Party B and Party C (the “Purchase Right”) in Beijing eLong, provided that Party A notifies Party B and Party C on purchase of equity interests in writing. Once Party A has issued the written notice on executing the purchase right, Party B and Party C will immediately transfer their equity interests in Beijing eLong to Party A or any other person as designated by Party A at original investment price or other prices as agreed by Party A. Party A, Party B, and Party C agree to sign an exclusive purchase right agreement in light of the said matters.

5.	Party B and Party C agree that, when they transfer their equity interest in Beijing eLong to Party A or the person designated by Party A according to the exclusive purchase right agreement, any proceeds raised from the transfer shall be paid promptly to Party A as the repayment of the loan under the Agreement.

6.	All parties agree and confirm that, the loan under the Agreement shall be deemed as the loan without interest. In the event that an appraisal of the equity interest is required by the relevant laws when the transfer stipulated in section 5 has occurred, and the equity interest transfer price is higher than the principle of loan according to the appraisal result, the exceeding part shall be paid back to Party A as the cost occupied by the interest of the loan or the capital burdened by Party A.

7.	The term for the loan hereunder is ten (10) years and can be extended upon written agreement of parties hereto. The loan accelerates upon the occurrence of following events:

(1)	Party B and/or Party C quits from or dismissed by Party A or its affiliates;

(2)	Party B and/or Party C becomes deceased or becomes a person without capacity or with limited capacity for civil acts;

(3)	Party B and/or Party C commits a crime or is involved a crime;

(4)	Any third party claims more than RMB100,000 against Party B and/or Party C;

(5)	As permitted by PRC law, Party A or other designated by Party A may invest in the telecommunications internet information service business or other business of Beijing eLong, and according to the Exclusive Purchase Right Agreement, Party A shall issue a written notification to the Party for the purchase of Beijing eLong’s equity interest and perform the right of purchase.

When the loan is due, the borrower (or its successor or transferee) shall transfer its equity interest in Beijing eLong to the person designated by Party A promptly (or to Party A, provided that it is permitted under the laws of PRC). Any proceeds raised from the transfer shall be paid to Party A as the repayment of the loan and the right as well as the obligation under the Agreement shall terminate simultaneously.

8.	Party A represents and warrants to Party B and Party C that, on the execution date of the Agreement,

(1)	Party A is a company registered in Cayman Islands and validly existing under the laws of it.

(2)	Subject to its business scope, constitution and other organizational documents, Party A has the full right and power and has obtained all necessary and appropriate approval and authorization to execute and perform this Agreement;

(3)	The execution and the performance of this Agreement shall not be against any enforceable and effective laws and regulations, governmental approval, authorization and notification, other government documents and any contracts executed with, or commitments made to, any third party; and

(4)	This Agreement shall constitute the legal, valid and binding obligations of Party A, which is enforceable against Party A in accordance with its terms upon its execution.

9.	Party B and Party C represent and warrants to Party A that, from the execution date of this Agreement until the date this Agreement terminates,

(1)	Beijing eLong is a limited liability company registered and validly existing under the laws of PRC. Party B and Party C are the shareholders of Beijing eLong;

(2)	Subject to the constitution and other organizational documents of Beijing eLong, Party B and Party C have full right and power and have obtained all necessary and appropriate approval and authorization to execute and perform this Agreement;

(3)	Party B and Party C shall not execute and perform this Agreement against any enforceable and effective laws and regulations, governmental approval, authorization and notification, or other government documents and any contracts executed with, or commitments made to, any third party;

(4)	This Agreement shall constitute valid and legally enforceable obligations of Party B and Party C.

(5)	Party B and Party C have paid contributions in full for its equity in Beijing eLong in accordance with applicable laws and regulations and have acquired capital contribution verification report issued by the qualified accounting firm;

(6)	Party B and Party C neither create pledge, mortgage or any other security, nor make third party any offer to transfer their equity held on Beijing eLong, nor make acceptance for the offer of any third party to purchase their equity, nor execute agreement with any third party to transfer the equities of Party B and Party C, except the terms of the Equity Pledge Agreement;

(7)	There are no disputes, lawsuit, arbitration, administrative or other proceedings related to the equities of Beijing eLong held by Party B and Party C, ,or any threatened disputes, lawsuit, arbitration, administrative or other proceedings involving Party B and Party C and/or the equities held by Party B and Party C; and

(8)	Beijing eLong has completed all governmental approval, authorization, license, and register, filing and otherwise necessary to carry out the business subject to its business license and to possess its assets.

10.	Party B and Party C agree that it shall, during the term of this Agreement,

(1)	Not sell, transfer, mortgage, dispose of in any other way, or create other security interest on, any of its legal right of equity or equity interest in Beijing eLong without Party A’s prior written consent, except the terms of the Agreement;

(2)	Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Beijing eLong for the sale, transfer, mortgage, any other disposal of Beijing eLong’s legal right of equity or equity interest or to create any other security interest of Beijing eLong’s legal right of equity or equity interest, except that the counter party is Party A or those designated by Party A;

(3)	Without Party A’s prior written consent, not consent, support or execute any resolution in the shareholders’ meeting of Beijing eLong for the merge or combination with, buy or investment in, any person;

(4)	Promptly inform Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the equity interest of Beijing eLong;

(5)	Execute all necessary or appropriate documents, take all necessary or appropriate action and bring all necessary or appropriate lawsuit or make all necessary and appropriate defending against all claims, in order to maintain the ownership of Beiing eLong for all its assets;

(6)	Do nothing that may materially affect the assets, business and liabilities of Beijing eLong without Party A’s prior written consent;

(7)	Appoint any person to be the director of Beijing eLong subject to Party A’s request;

(8)	Transfer promptly and unconditionally, at once, all of the Equity Interest of Beijing eLong to Party A or representative designated by Party A and cause the other shareholder of Beijing eLong to waive its option to purchase such equity hereof, subject to the requesting of the then holding company of Party A, provided that such transfer is permitted under the laws of PRC;

(9)	Not require Beijing eLong to issue dividends or allocate its allocable profits to Party B and Party C;

(10)	Cause the other shareholder of Beijing eLong to transfer promptly and unconditionally, at once, all equity interest of the other shareholder in Beijing eLong to Party A or the representative designated by Party A, Party B and Party C hereby waive its option to purchase such equity interest hereof, subject to the requesting of the then holding company of Party A, provided that such transfer is permitted under the laws of PRC;

(11)	Once Party B and Party C transfer the equity interest in Beijing eLong to Party A or the representative designated by Party A, Any proceeds raised from the transfer shall be refunded to Party A promptly.

(12)	Comply strictly with the terms of this Agreement, and Exclusive Purchase Contract, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.

11.	Party B and Party C, as major shareholders of Beijing eLong, agree that it shall cause Beijing eLong, during the term of this Agreement,

(1)	Not to supply, amend or modify its articles of constitution, to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;

(2)	Subject to good financial and business rules and practices, to maintain and operate its business and handle matters prudently and effectively;

(3)	Not to sell, transfer, mortgage, dispose of in any other way, or to create other security interest on, any of its assets, business or legal right to collect interests without Party A’s prior written consent;

(4)	Without Party A’s prior written consent, not to create, succeed to, guarantee or permit any debt, except (i) the debt arising in the course of the ordinary or daily business operation, but not arising from the loan, and (ii) the debt being reported to Party A or having approved Party A in writing;

(5)	To operate persistently all the business of Beijing eLong and to maintain the value of its assets;

(6)	Without Party A’s prior written consent, not to execute any material contracts (During this stage, a contract will be deemed material if the value of it exceeds RMB100,000) except those executed during the ordinary operation;

(7)	To provide information concerning all of its operation and financial affairs subject to Party A’s request;

(8)	Not to merger or combine with, buy or invest in, any other person without Party A’s prior written consent;

(9)	Without Party A’s prior written consent, not to issue dividends to each shareholder in any form, however, Beijing eLong shall promptly allocate all its allocable profits to each of its shareholders upon Party A’s request;

(10)	To inform promptly Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the assets, business or income of Beijing eLong;

(11)	To execute all necessary or appropriate documents, to take all necessary or appropriate action and to bring all necessary or appropriate lawsuit or to make all necessary and appropriate defending against all claims, in order to maintain the ownership of Beijing eLong for all its assets;

(12)	To comply strictly with the terms under the technical service Contract and other contracts, fully perform all obligations under such contracts and do nothing affecting the validity and enforceability of such contracts.

12.	Party B and Party C further agree that, they shall pledge all their equity interest in Beijing eLong to eLongNet Technologies for the warrant of the payment obligation of Beijing eLong under the technical service Contract. Party B and Party C shall handle procedures for the registrations of the pledge at the company registration authority promptly after execute the Agreement.

13.	The Agreement is effective to all the parties and their inheritor or transferee, and executed only for the interest of them. Without the other party’s prior written consent, any party shall not transfer, pledge or transfer in any other way the right, interest or obligation under the Agreement.

14.	The execution, validity, interpretation, performance, modification, termination and settlement of disputes of this Agreement shall be governed by the laws of PRC.

15.	Arbitration

(1)	Any dispute, controversy or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the rules of Arbitration in effect on the date of application. The arbitration award shall be final and binding upon both parties.

(2)	Arbitration place shall be in Beijing, PRC.

(3)	Arbitration language shall be Chinese.

(4)	The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not agree on the person selected for the chief arbitrator within twenty days from the date of their respective arbitral appointments, the director of Arbitration Commission shall have right to appoint the chief arbitrator. The chief arbitrator shall not be Chinese citizen or United State citizen.

(5)	Both parties agree that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with China’s Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including China’s Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.

(6)	Both parties agree to conduct arbitration in accordance with this regulation, and irrevocably waive the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

16.	This Agreement shall be executed as of the date first set forth above, and become effective upon the completion of the transfer of the equity interest.

17.	Party B and Party C will not cancel or terminate this Agreement under any circumstance, except (1) Party A committed gross negligence, fraud or other serious illegal act, or (2) Party A becomes bankrupt or insolvent;

18.	No amendment or change is permitted unless with written agreement from parties to this agreement. Any outstanding issues of this agreement, if any, shall be supplemented by parties hereto through signing a written agreement. Any amendment, change and supplement executed by all the parties and any appendix of this Agreement shall be the indispensable part of this Agreement.

19.	This Agreement is the integral agreement of the transaction stipulated in this Agreement and it will replace all the oral negotiation or written opinion for this transaction heretofore.

20.	This Agreement is divisible and any invalid or unenforceable clause of this Agreement will not affect the effectiveness and enforceability of other clause of this Agreement.

21.	The business, operation, financial affairs and other confidential documents concerning any party of this Agreement are confidential data. All the parties shall strictly protect and maintain the confidentiality of all such confidential data acquired from The Agreement or from the performance of The Agreement.

22.	This Agreement is in triplicate and each Party holds one copy. Each original has the same legal effect.

[No text hereunder]

IN WITNESS WHEREOF, Parties to this Agreement or through their duly authorized representatives have executed this Agreement as of the date first written above in Beijing.

Party A: eLong, Inc.
Authorized Representative (Signature):	/s/Sami Farhad

Party B: Guangfu Cui
Signature:	/s/Guangfu Cui

Party C: Jason Xie
Signature:	/s/ Jason Xie